MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR
FOURTH QUARTER AND FULL YEAR 2024

Revenue growth of 44.4% in the Fourth Quarter 2024 compared to Fourth Quarter 2023.
Revenue growth of 7.8% Year Over Year

CALABASAS, Calif., February 14, 2025 -- (BUSINESS WIRE) -- Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, or “MMI”) (NYSE: MMI), a leading national real estate services firm specializing in commercial real estate investment sales, financing, research and advisory services, reported its fourth quarter and full year 2024 financial results today.
Fourth Quarter 2024 Highlights Compared to Fourth Quarter 2023
•Total revenue of $240.1 million, compared to $166.2 million
•Brokerage commissions of $202.8 million, compared to $144.6 million
•Private Client Market brokerage revenue of $120.4 million, compared to $94.8 million
•Middle Market and Larger Transaction Market brokerage revenue of $76.7 million, compared to $44.1 million
•Financing fees of $31.2 million, compared to $15.9 million
•Net income of $8.5 million, or $0.22 per common share, diluted, compared to net loss of $10.2 million, or $0.27 loss per common share, diluted
•Adjusted EBITDA1 of $18.0 million, compared to $(4.5) million
Full Year 2024 Highlights Compared to Full Year 2023
•Total revenue of $696.1 million, compared to $645.9 million
•Brokerage commissions of $589.7 million, compared to $559.8 million
•Private Client Market brokerage revenue of $365.8 million, compared to $373.0 million
•Middle Market and Larger Transaction Market brokerage revenue of $202.8 million, compared to $165.9 million
•Financing fees of $84.5 million, compared to $66.9 million
•Net loss of $12.4 million, or $0.32 loss per common share, diluted, compared to net loss of $34.0 million, or $0.88 loss per common share, diluted
•Adjusted EBITDA1 of $9.4 million, compared to $(19.6) million

“We are pleased to report an exceptionally strong fourth quarter, achieving our highest quarterly revenue in two years. Our performance was driven by our efforts to increase exclusive inventory and elevate client outreach throughout the year and a favorable interest rate environment in the Fall of 2024 that spurred transactions. It also underscores the positive benefits of our strategic initiatives and the resilience of our business model,” stated Hessam Nadji, Marcus & Millichap’s president and chief executive officer.

Mr. Nadji continued, “Looking forward, while we believe that price adjustments and higher motivations to transact will continue to result in increased transaction activity year over year, we continue to face the headwind of higher and still-volatile interest rates. Our focus remains on increasing client outreach, investing in experienced talent and raising the production levels of our existing salesforce. Strategic acquisitions and an ongoing focus on technology and further adoption of A.I. are also key priorities in our quest to maximize long-term shareholder value.”

1 Please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release for more information.

Fourth Quarter 2024 Results Compared to Fourth Quarter 2023
Total revenue for the fourth quarter 2024 was $240.1 million, an increase of 44.4% compared to $166.2 million for the fourth quarter 2023.

For real estate brokerage commissions, revenue was $202.8 million, an increase of 40.3% compared to the same period in the prior year. The increase was primarily attributed to a 40.8% increase in total sales volume compared to the fourth quarter 2023. Private Client Market revenue increased by 27.0%, and the combined Middle Market and Larger Transaction Market revenue increased by 74.0%.

For financing fees, revenue was $31.2 million, an increase of 96.6% compared to the same period in the prior year. The increase was primarily attributed to a 139.4% increase in total financing volume, partially offset by a 17 basis point decrease in the average fee rate earned, compared to the fourth quarter 2023.

Total operating expenses for the fourth quarter 2024 were $233.4 million compared to $183.4 million for the same period in the prior year. The change was primarily due to an increase of $46.3 million in cost of services. Cost of services as a percentage of total revenue decreased by 20 basis points to 63.2% compared to the same period during the prior year primarily due to our senior investment sales and financing professionals earning a lower amount of additional commissions.

Selling, general and administrative expenses for the fourth quarter 2024 were $76.3 million compared to $74.7 million for the same period in 2023. The increase was primarily due to an increase in personnel costs, partially offset by a reduction in marketing support provided to our investment sales and financing professionals.

Net income for the fourth quarter 2024 was $8.5 million, or $0.22 per common share, diluted, compared to a net loss of $10.2 million, or $0.27 loss per common share, diluted, for the same period in 2023. Adjusted EBITDA for the fourth quarter 2024 was $18.0 million, compared to $(4.5) million for the same period in the prior year, primarily as a result of the increase in operating income.
Full Year 2024 Results Compared to Full Year 2023
Total revenue for 2024 was $696.1 million compared to $645.9 million for 2023, an increase of $50.1 million, or 7.8%. Total operating expenses for 2024 increased by 3.4% to $729.0 million compared to $705.3 million for 2023. Cost of services as a percent of total revenues decreased to 62.0%, down 100 basis points compared to 2023. The Company’s net loss for 2024 was $12.4 million, or $0.32 loss per common share, diluted, compared to a net loss of $34.0 million, or $0.88 loss per common share, diluted, for 2023. Adjusted EBITDA for 2024 increased to $9.4 million from $(19.6) million for 2023. As of December 31, 2024, the Company had 1,712 investment sales and financing professionals, compared to 1,783 at the end of 2023.
Capital Allocation
During the twelve months ended December 31, 2024, the Company declared two semi-annual regular dividends aggregating $20.3 million and repurchased 16,900 shares of common stock for an aggregate purchase price of $0.6 million.

After accounting for shares repurchased through February 11, 2025, the Company has approximately $70.5 million authorized to repurchase shares under its share repurchase program. No time limit has been established for the completion of the program, and the repurchases are expected to be executed from time-to-time, subject to general business and market conditions and other investment opportunities, through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans.
Business Outlook
Notwithstanding the ongoing price discovery and wider than normal bid/ask spreads, the commercial real estate transaction market is poised over the long term to overcome the near-term challenges which are currently expected to extend for the first half of 2025. Accordingly, the Company believes it remains well-positioned to achieve long-term growth.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market continues to offer long-term growth opportunities through consolidation. This highly fragmented market segment consistently accounts for over 80% of all commercial property sales transactions and over 60% of the commission pool. The top 10 brokerage firms led by MMI have an estimated 20% share of this segment by transaction count.

Key factors that may influence the Company’s business during 2025 include:
•Volatility in transactional activity and investor sentiment driven by:
▪The elevated cost of debt capital
▪Interest rate uncertainty, the potential for rising inflation and the heightened bid-ask spread between buyers and sellers
▪Risks of a potential recession and its unfavorable impact to CRE space demand
▪Possible impact to market sentiment related to the new administration’s potential tariff, immigration and other policy changes which may influence transaction velocity and/or future fluctuations in interest rates, sales and financing activity
▪Increase in operating expenses driven by labor costs, insurance, taxes and construction materials
•Volatility in each of the Company’s markets
•Increase in costs related to in-person events, client meetings, and conferences
•Global geopolitical uncertainty, which may cause investors to refrain from transacting
•The potential for acquisition activity and subsequent integration
Webcast and Call Information
Marcus & Millichap will host a live webcast today to discuss the financial results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. The webcast will be accessible through the Investor Relations section of Marcus & Millichap's website at ir.marcusmillichap.com and will be archived upon completion of the call. The Company encourages the use of the webcast due to potential extended wait times to access the conference call via dial-in.

For those unable to access the webcast, callers from the United States and Canada should dial 1-877-407-9208 ten minutes prior to the scheduled call time. International callers should dial 1-201-493-6784.
Replay Information
For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 1:30 p.m. Eastern Time on Friday, February 14, 2025 through 11:59 p.m. Eastern Time on Friday, February 28, 2025 by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13750435.
About Marcus & Millichap, Inc.
Marcus & Millichap, Inc. is a leading national real estate services firm specializing in commercial real estate investment sales, financing services, research and advisory services. As of December 31, 2024, the Company had 1,712 investment sales and financing professionals in more than 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory, and leasing services to our clients. Marcus & Millichap closed 7,836 transactions in 2024, with a sales volume of $49.6 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements, including our expectations regarding the long-term outlook of the commercial real estate transaction market, and our positioning within it, our belief relating to the Company’s long-term growth, our assessment of the key factors influencing the Company’s business outlook, including the expectation for future interest rates and likely impact of potential rate cuts on commercial real estate demand, and the execution of our capital return program, including a semi-annual dividend and stock repurchase program. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:
•general uncertainty in the capital markets, a worsening of economic conditions, and the rate and pace of economic recovery following an economic downturn;
•changes in our business operations;
•market trends in the commercial real estate market or the general economy, including the impact of inflation and changes to interest rates;
•our ability to attract and retain qualified senior executives, managers, and investment sales and financing professionals;
•the impact of forgivable loans and related expense resulting from the recruitment and retention of agents;
•the effects of increased competition on our business;
•our ability to successfully enter new markets or increase our market share;
•our ability to successfully expand our services and businesses and to manage any such expansions;
•our ability to retain existing clients and develop new clients;
•our ability to keep pace with changes in technology;
•any business interruption or technology failure, including cybersecurity risks and ransomware attacks, and any related impact on our reputation;
•changes in interest rates, availability of capital, tax laws, employment laws, or other government regulation affecting our business, in each case as may be impacted by the new U.S. administration;
•our ability to successfully identify, negotiate, execute, and integrate accretive acquisitions; and
•other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” "goal," “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our Company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We have not filed our Form 10-K for the year ended December 31, 2024. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-K.

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Revenue:
Real estate brokerage commissions	$202,827	$144,559	$589,695	$559,752
Financing fees	31,209	15,877	84,512	66,898
Other revenue	6,042	5,807	21,853	19,277
Total revenue	240,078	166,243	696,060	645,927
Operating expenses:
Cost of services	151,768	105,427	431,471	406,645
Selling, general and administrative	76,318	74,702	280,909	285,023
Depreciation and amortization	5,288	3,315	16,589	13,627
Total operating expenses	233,374	183,444	728,969	705,295
Operating income (loss)	6,704	(17,201)	(32,909)	(59,368)
Other income, net	4,992	5,733	20,693	19,855
Interest expense	(201)	(216)	(812)	(888)
Income (loss) before provision (benefit) for income taxes	11,495	(11,684)	(13,028)	(40,401)
Provision (benefit) for income taxes	2,947	(1,451)	(666)	(6,366)
Net income (loss)	$8,548	$(10,233)	$(12,362)	$(34,035)

Earnings (loss) per share:
Basic	$0.22	$(0.27)	$(0.32)	$(0.88)
Diluted	$0.22	$(0.27)	$(0.32)	$(0.88)
Weighted average common shares outstanding:
Basic	38,826	38,415	38,678	38,659
Diluted	39,293	38,415	38,678	38,659

MARCUS & MILLICHAP, INC.
KEY OPERATING METRICS SUMMARY
(Unaudited)

Total sales volume was approximately $18.4 billion for the three months ended December 31, 2024, encompassing 2,485 transactions consisting of $12.3 billion for real estate brokerage (1,742 transactions), $3.5 billion for financing (425 transactions) and $2.6 billion in other transactions, including consulting and advisory services (318 transactions). Total sales volume was $49.6 billion for the year ended December 31, 2024, encompassing 7,836 transactions consisting of $33.6 billion for real estate brokerage (5,447 transactions), $9.1 billion for financing (1,249 transactions) and $6.9 billion in other transactions, including consulting and advisory services (1,140 transactions). As of December 31, 2024, the Company had 1,610 investment sales professionals and 102 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended December 31,		Years Ended December 31,
Real Estate Brokerage	2024	2023	2024	2023
Average Number of Investment Sales Professionals	1,593	1,705	1,610	1,744
Average Number of Transactions per Investment Sales Professional	1.09	0.83	3.38	3.14
Average Commission per Transaction	$116,433	$102,306	$108,261	$102,238
Average Commission Rate	1.65%	1.66%	1.75%	1.82%
Average Transaction Size (in thousands)	$7,045	$6,168	$6,174	$5,630
Total Number of Transactions	1,742	1,413	5,447	5,475
Total Sales Volume (in millions)	$12,273	$8,716	$33,630	$30,823

	Three Months Ended December 31,		Years Ended December 31,
Financing (1)	2024	2023	2024	2023
Average Number of Financing Professionals	103	98	101	96
Average Number of Transactions per Financing Professional	4.13	2.42	12.37	11.21
Average Fee per Transaction	$59,219	$54,468	$52,955	$50,677
Average Fee Rate	0.72%	0.89%	0.73%	0.81%
Average Transaction Size (in thousands)	$8,184	$6,133	$7,283	$6,254
Total Number of Transactions	425	237	1,249	1,076
Total Financing Volume (in millions)	$3,478	$1,453	$9,096	$6,729
(1)Operating metrics exclude certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenue by commercial real estate market for real estate brokerage:

	Three Months Ended December 31,
	2024			2023			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	223	$118	$5,735	209	$125	$5,680	14	$(7)	$55
Private Client Market ($1 – <$10 million)	1,280	4,276	120,364	1,043	3,447	94,772	237	829	25,592
Middle Market ($10 – <$20 million)	118	1,651	30,556	85	1,194	19,567	33	457	10,989
Larger Transaction Market (≥$20 million)	121	6,228	46,172	76	3,950	24,540	45	2,278	21,632
	1,742	$12,273	$202,827	1,413	$8,716	$144,559	329	$3,557	$58,268

	Years Ended December 31,
	2024			2023			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	819	$446	$21,034	809	$483	$20,894	10	$(37)	$140
Private Client Market ($1 – <$10 million)	3,967	12,802	365,837	4,097	13,616	372,979	(130)	(814)	(7,142)
Middle Market ($10 – <$20 million)	344	4,764	84,186	303	4,117	73,007	41	647	11,179
Larger Transaction Market (≥$20 million)	317	15,618	118,638	266	12,607	92,872	51	3,011	25,766
	5,447	$33,630	$589,695	5,475	$30,823	$559,752	(28)	$2,807	$29,943

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for shares and par value)
(Unaudited)

	December 31,
	2024	2023
Assets
Current assets:
Cash, cash equivalents, and restricted cash	$153,445	$170,753
Commissions receivable	18,804	16,171
Prepaid expenses	9,311	8,813
Income tax receivable	6,030	9,299
Marketable debt securities, available-for-sale (amortized cost of $189,667 and $169,018 at December 31, 2024 and December 31, 2023, respectively, and $0 allowance for credit losses)	189,667	168,881
Advances and loans, net	17,519	3,574
Other assets, current	15,543	16,203
Total current assets	410,319	393,694
Property and equipment, net	26,139	27,450
Operating lease right-of-use assets, net	81,120	90,058
Marketable debt securities, available-for-sale (amortized cost of $52,366 and $69,538 at December 31, 2024 and December 31, 2023, respectively, and $0 allowance for credit losses)	51,147	67,459
Assets held in rabbi trust	12,191	10,838
Deferred tax assets, net	48,080	46,930
Goodwill and other intangible assets, net	43,521	51,183
Advances and loans, net	173,657	175,827
Other assets, non-current	23,626	14,972
Total assets	$869,800	$878,411
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$13,737	$8,126
Deferred compensation and commissions	67,197	55,769
Operating lease liabilities	18,522	18,336
Accrued bonuses and other employee related expenses	25,485	19,119
Other liabilities, current	8,076	3,919
Total current liabilities	133,017	105,269
Deferred compensation and commissions	33,257	47,771
Operating lease liabilities	65,701	69,407
Other liabilities, non-current	7,007	10,690
Total liabilities	238,982	233,137
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at December 31, 2024 and 2023, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 38,856,790 and 38,412,484 at December 31, 2024 and 2023, respectively	4	4
Additional paid-in capital	173,340	153,740
Retained earnings	458,907	492,298
Accumulated other comprehensive loss	(1,433)	(768)
Total stockholders’ equity	630,818	645,274
Total liabilities and stockholders’ equity	$869,800	$878,411

MARCUS & MILLICHAP, INC.
OTHER INFORMATION
(Unaudited)

Adjusted EBITDA Reconciliation
Adjusted EBITDA, which the Company defines as net income (loss) before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash, cash equivalents, and restricted cash, (ii) interest expense, (iii) Provision (benefit) for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as a supplemental metric and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful management metric to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. Considering the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss), operating income (loss) or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Net income (loss)	$8,548	$(10,233)	$(12,362)	$(34,035)
Adjustments:
Interest income and other (1)	(4,987)	(4,689)	(18,793)	(17,890)
Interest expense	201	216	812	888
Provision (benefit) for income taxes	2,947	(1,451)	(666)	(6,366)
Depreciation and amortization	5,288	3,315	16,589	13,627
Stock-based compensation	6,037	8,338	23,792	24,146
Adjusted EBITDA	$18,034	$(4,504)	$9,372	$(19,630)
(1)Other includes net realized gains (losses) on marketable debt securities available-for-sale.

Glossary of Terms
•Private Client Market segment: transactions with values from $1 million to up to but less than $10 million
•Middle Market segment: transactions with values from $10 million to up to but less than $20 million
•Larger Transaction Market segment: transactions with values of $20 million and above

Certain Adjusted Metrics
Real Estate Brokerage
Following are actual and as adjusted metrics excluding any large transactions in our real estate brokerage business in excess of $300 million:

	Three Months Ended December 31, 2024		Year Ended December 31, 2024
	(actual)	(as adjusted)	(actual)	(as adjusted)
Total Sales Volume Increase	40.8%	40.8%	9.1%	9.1%
Average Commission Rate Decrease	(0.6)%	(0.6)%	(3.8)%	(3.8)%
Average Transaction Size Increase	14.2%	14.2%	9.7%	9.7%

Investor Relations Contact:
Investor Relations
InvestorRelations@marcusmillichap.com